Exhibit 99.1

EMCOR Group, Inc. 301 Merritt Seven • 6th Floor Norwalk, CT 06851 Phone 203.849.7938 Fax 203.849.7810

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz
Senior Vice President
Shared Services
(203) 849-7938

FD
Investors: Eric Boyriven – 212-850-5600
Linden Alschuler & Kaplan, Inc.
Media: Josh Epstein – 212-575-4545

EMCOR GROUP, INC. ANNOUNCES AGREEMENT TO ACQUIRE OHMSTEDE

– Leading provider of high-end maintenance, repair and manufacturing services to
U.S. Gulf Coast refineries and petrochemical companies –
– Complementary services offering increases EMCOR’s presence and capabilities in industrial services sector –

NORWALK, CONNECTICUT, August 21, 2007 – EMCOR Group, Inc. (NYSE: EME) today announced that it has entered into a definitive agreement to acquire Ohmstede Ltd. (“Ohmstede”), the leading heat exchanger services provider in the U.S., from First Reserve, the largest private equity firm focusing exclusively on the energy industry, in an all cash transaction valued at approximately $455 million.

Headquartered in Beaumont, Texas, Ohmstede is the leading provider of aftermarket maintenance and repair services, replacement parts and fabrication services for highly engineered mission-critical heat exchangers for the refinery and petrochemical industries.

Frank T. MacInnis, Chairman and Chief Executive Officer of EMCOR, commented, “We are delighted to be purchasing a superb business that provides EMCOR with the opportunity to significantly expand its ongoing presence in the robust oil refinery and petrochemical markets. Led by an outstanding and experienced management team, Ohmstede is a highly respected and long-term partner providing mission-critical services to the leading refiners and petrochemical companies on the U.S Gulf Coast. It has a leading share of a highly fragmented market stemming from the company’s uniquely integrated set of services that differentiates it from its peers. Ohmstede’s excellent profitability and strong cash flow generation has allowed it to execute its growth strategy. With a majority of its revenue coming from recurring and highly visible rebuild and repair and maintenance work in addition to fabricating and installing highly engineered equipment, Ohmstede’s business model aligns extremely well with EMCOR’s and will further expand EMCOR’s growing facilities services operation into the industrial sector.”

The acquisition will be financed through a combination of available cash as well as long-term debt. The Company has committed debt financing, subject to usual closing conditions, to fund the transaction at rates expected to be similar to its current revolving credit facility.

- MORE -

www.emcorgroup.com

EMCOR Group, Inc. 301 Merritt Seven • 6th Floor Norwalk, CT 06851 Phone 203.849.7938 Fax 203.849.7810

EMCOR Announces Agreement to Acquire Ohmstede Ltd.

The transaction is expected to close towards the end of September or early October, subject to customary closing conditions and regulatory approvals. The acquisition of Ohmstede is expected to be neutral or slightly accretive to EMCOR’s earnings for the balance of 2007. For 2008, EMCOR estimates that the acquisition will contribute approximately $280 million to revenues and be accretive to net income by at least $0.10 per share, with accelerated earnings per share contribution in 2009. Accretion to diluted earnings per share in 2008 will be negatively impacted by non-cash amortization expense attributable to the preliminary value ascribed to Ohmstede’s backlog, which backlog has an estimated amortization period of less than one year.

Ohmstede provides its clients with a unique single point of responsibility solution that encompasses a scope of products and services that are unparalleled in the industry. Through Ohmstede Shop Services (OSS), Ohmstede provides repair, replacement, manufacturing and engineering and design for shell and tube heat exchangers, while Ohmstede Industrial Services (OIS) provides specialty call out services, embedded maintenance contracts and turnaround planning and management and execution.

“We look forward to joining the EMCOR team,” stated William P. Reid, Chief Executive Officer of Ohmstede. “Both companies are industry leaders with a strong commitment to customer relationships, margin and cash contributions, and employee career development – shared values that speak to a promising future together.”

Mr. MacInnis continued, “The prospects for Ohmstede’s end markets continue to be robust, driven by a number of factors, notably expected changes in oil production patterns, continued refinery consolidation, gravitation of refinery feed stocks towards heavy sour crude, historic underinvestment in an aging infrastructure base, and refinery utilization rates that are expected to continue at very high levels. Within this positive environment, Ohmstede has successfully executed a multi-faceted growth strategy that leverages opportunities both within and outside the company to organically grow the business and enhance its profitability over time and will continue to follow this strategy going forward.”

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

A conference call to discuss EMCOR Group’s acquisition of Ohmstede will be available live via internet broadcast today, Tuesday, August 21, at 5:00 PM Eastern Daylight Time. You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2006 Form 10-K, its Form 10-Q for the second quarter ended June 30, 2007, and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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www.emcorgroup.com